  EXHIBIT 10.2

AMENDMENT AND WAIVER AGREEMENT

This AMENDMENT AND WAIVER AGREEMENT (this "Agreement"), dated as of June 16th, 2016, is by and among Multimedia Platforms, Inc. ("MMP"), Inc., a Nevada corporation (the "Company"), and FirstFire Global Opportunities Fund L.L.C. ('FFG") the holder of securities of the Company listed on the signature pages hereto. Defined terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement, dated as of December 16, 2015 (the "Purchase Agreement"), between the Company and the Holder.

WHEREAS, pursuant to the Purchase Agreement, the Holders purchased certain Debentures and other Securities, as defined therein from the Company; and

WHEREAS, the Company has breached certain provisions of the Purchase Agreement, including, without limitation, Sections 3.1 thereof; and

WHEREAS, as a result of such breaches, the Company is subject to an Event of Default under the Debentures; and

WHEREAS, the Holders and the Company have agreed to cure such Event of Default as set forth herein;

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms. All capitalized terms used but not defined herein shall have the meanings in the Transaction Document in which they appear.

2. Increase in Principal Amount and Default Conversion. The Company shall, effective upon execution of this Agreement by all parties hereto, exchange the debenture held by the holder for a new debenture which shall be identical to the old debenture except the principle amount of the new debenture shall increase by Twenty Thousand dollars ($20,000) and the note will be amended to provide that upon a default by MMP on the note or any other terms of this agreement, the conversion price will permanently reset to $0.02. The company and the holder agree that such exchange is being made on reliance on the exemption from registration under Section 3(a)9 under the Securities Act, and the date of the new debenture shall be deemed to be the issuance date of the corresponding old debenture. Upon the request of any Holder, the Company shall deliver a replacement Debenture evidencing such increased principal amount against delivery by such Holder of the original Debenture, but such replacement Debenture shall not be required to evidence the increased principal amount.

4. Warrant Increase. FirstFire Global Opportunities Fund LLC will receive an additional 400,000 warrants with an exercise price of $0.30

5.Extension. FFG will extend the maturity date of the Senior Convertible Promissory Note (Note) dated December 16, 2015 until July 13th 2016.

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6. No Other Changes. Except as expressly set forth in this Agreement, all terms and conditions of the Transaction Documents shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 16th, 2016

Multimedia Platforms, Inc. (MMPW).

By:	/s/ Robert S. Weiss
Name:	Robert S. Weiss
Title:

By:	/s/ Peter Frank
Name:	Peter Frank
Title:

FirstFire Global Opportunities Fund LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:

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